EXHIBIT 99.1

October 27, 2016

Dear Valued Financial Advisor:

On October 27, 2016 we filed a Form 8-K announcing our new estimated value per share for Griffin Capital Essential Asset REIT (“GCEAR”). The board of directors approved a $10.44 estimated per share value of common stock based on GCEAR’s net asset value divided by the number of shares outstanding as of June 30, 2016. The board of directors engaged Robert A. Stanger & Co., Inc. (“Stanger”), an independent valuation firm, to assist in the valuation of each of our properties. We note that the prior net asset value per share of common stock was $9.56 as of December 31, 2012 and $10.40 as of September 30, 2015, as disclosed in our Current Reports on Form 8-K filed with the SEC on February 15, 2013 and October 28, 2015, respectively.

For more details related to the valuation and Stanger’s involvement in the process, please refer to the 8-K link provided below.

We thank you for your support of Griffin Capital Essential Asset REIT. Should you have any questions, please do not hesitate to contact your Griffin Capital Markets Group wholesaler or the sales desk at (866) 606-5901.

Sincerely,

/s/ Kevin A. Shields	/s/ Michael J. Escalante
Kevin A. Shields	Michael J. Escalante
CEO and Chairman of the Board	President
Griffin Capital Essential Asset REIT, Inc.	Griffin Capital Essential Asset REIT, Inc.

Link: 8-K